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                                                                    Exhibit 99.1

Tuesday July 29 11:06 AM EDT

Company Press Release

Source: Sanctuary Woods Multimedia Corporation

Sanctuary Woods Multimedia Announces Appointment Of New Management

SAN MATEO, Calif., July 29 /PRNewswire/ -- Sanctuary Woods Multimedia Corporation (OTC:SWMC) today announced that President and Chief Executive Officer Charlotte Walker has tendered her resignation in order to pursue other opportunities. Ms. Walker resigned her position as a director and officer effective as of July 24, 1997. In addition, board member N. John Campbell resigned from the Board of Directors effective July 21, 1997. Marylyn Rosenblum, previously Acting Executive Vice President of Education will become Acting President and Chief Executive Officer while a search is undertaken for a permanent replacement.

Ms. Rosenblum has more than 20 years of experience in managing sales, marketing, public relations, and product development in educational multimedia. She has held the position of Vice President of Education Sales and Marketing at both Softkey International, Inc. (now Learning Company) and Broderbund Software, Inc. Beginning in 1996, she provided such consulting services to Sanctuary Woods and Theatrix Interactive, Inc. among other clients.

About Sanctuary Woods

Founded in 1988, San Mateo-based Sanctuary Woods Multimedia is the innovative developer of the Head Coach(TM) line of sports-based educational software titles derived from unique licensing agreements with NFL(TM) Properties, the National Football League Players Incorporated and Major League Baseball Properties. Current titles include Major League Math(TM), Major League Reading(TM), NFL(TM) Math and NFL(TM) Reading. Major League Math Second Edition was recently awarded Newsweek Magazine(TM) "Editor's Choice" award. The company also manufacturers the popular Franklin series which includes Franklin Learns Math, Franklin's Reading World and Franklin's Activity Center. All are based on the popular Franklin storybook character.



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Sanctuary Woods can be reached at 800-943-3664 or visit the company's Web site located at http://www.ah-hah.com.

Sanctuary Woods is a registered trademark, and Head Coach is a trademark of Sanctuary Woods Multimedia. Hollywood, Math Heads, Theatrix, Theatrix Interactive and the Theatrix logo are the trademarks of Theatrix Interactive. Franklin is a trademark of Kids Can Press Ltd. Major League Math and Major League Reading are trademarks of Major League Baseball Properties, Inc. NFL is a trademark of National Football League Properties.


SOURCE: Sanctuary Woods Multimedia Corporation
Contact: Corporate: Marylyn Rosenblum of Sanctuary Woods,
415-286-6025, or marylyn@sanctuary.com; or Press: Melissa Rabin, melissa@sspr.com or Lauren Finkelman, lauren@sspr.com, both of S&S Public Relations, Inc., 800-287-2279